   As filed with the Securities and Exchange Commission on November 24, 1999
                                                      Registration No. 333-89159
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                              Amendment No. 1 to

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ----------------

                           BOSTON LIFE SCIENCES, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                 87-0277826
   (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)

                              137 Newbury Street
                                   8th Floor
                          Boston, Massachusetts 02116
                                 (617) 425-0200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                S. David Hillson
                     President and Chief Executive Officer
                           Boston Life Sciences, Inc.
                              137 Newbury Street
                                   8th Floor
                          Boston, Massachusetts 02116
                                 (617) 425-0200
 (Name, address, including zip code, and telephone number, Including area code, of agent for service)

                                   Copies to:
                               Steven A. Wilcox
                                 Ropes & Gray
                            One International Place
                             Boston, MA 02110-2624
                                (617) 951-7000

   Approximate date of commencement of proposed sale to the public: From time to time after this registration statement is declared effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b). under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]






   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus is not complete and may be changed. We + + may sell these securities until the registration statement filed with the + + Securities and Exchange Commission is effective. This prospectus is not an + + offer to buy these securities in any State where the offer or sale is not +
+ permitted.                                                                 +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION DATED NOVEMBER 24, 1999

PROSPECTUS

                               4,456,572 Shares

                          Boston Life Sciences, Inc.

                                 Common Stock

                                 ------------

  These shares are being offered for sale by the selling stockholders listed on page 12. The selling stockholders may sell the common stock at prices and on terms determined by the market, in negotiated transactions or through underwriters. The selling stockholders may also sell the common stock under Rule 144 of the Securities Act of 1933.

  The common stock is traded on the Nasdaq SmallCap Market under the symbol "BLSI". On November 22, 1999, the reported closing price of the common stock was $4.438 per share.

                                 ------------

  An investment in the shares offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus.

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                                 ------------

                 The date of this prospectus is November __, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY..................................................................   3
RISK FACTORS.............................................................   4
USE OF PROCEEDS..........................................................  10
ISSUANCE OF CONVERTIBLE DEBENTUERS AND WARRANTS TO SELLING SHAREHOLDERS..  11
SELLING STOCKHOLDERS.....................................................  11
PLAN OF DISTRIBUTION.....................................................  13
THE COMPANY..............................................................  14
DESCRIPTION OF SECURITIES TO BE REGISTERED...............................  15
LEGAL MATTERS............................................................  15
EXPERTS..................................................................  15
AVAILABLE INFORMATION....................................................  16
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................  16

                                    SUMMARY

   Boston Life Sciences, Inc. is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic products to treat chronic debilitating diseases such as cancer, central nervous system (CNS) disorders and autoimmune diseases. Products awaiting FDA review, in clinical trials or in preclinical development by BLSI include Therafectin(R) for the treatment of Rheumatoid Arthritis; Troponin I, an anti-angiogenic factor for the treatment of solid tumor metastases; Altropane(TM), a radioimaging agent for the diagnosis of Parkinson's Disease and Attention Deficit Hyperactivity Disorder (ADHD); AF-1 for the potential treatment of stroke and spinal cord injury; fusion toxins for the treatment of adenocarcinomas, allergies, and multiple sclerosis and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies. Therafectin was acquired as a result of our June 1995 merger with Greenwich Pharmaceuticals, Inc. The balance of our technologies currently under development were invented or discovered by researchers working at Harvard University and its affiliated hospitals and have been licensed to us. Our principal executive offices are located at 137 Newbury Street, 8th Floor, Boston, Massachusetts 02116, and the telephone number is (617) 425-0200.

   In general, our corporate strategy is to seek to:

  . fund the early development of our compounds in preclinical development, and

  . enter into corporate partnering arrangements with established pharmaceutical or biotechnology companies to support the continued development of our compounds and the marketing of any resulting products if they receive government approval.

   Additionally, since we do not currently own any laboratory or manufacturing facilities, we contract for such services and intend to continue to do so.

                                 RISK FACTORS

   Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. This prospectus, including the documents incorporated by reference, contains forward-looking statements that involve risks or uncertainties. Actual events or results may differ materially from those discussed in this prospectus. Factors that could cause or contribute to such differences include the factors discussed below as well as those discussed elsewhere in this prospectus and in our filings with the Securities and Exchange Commission.

 We are a development stage company, we have always had losses from our operations and we expect future losses.

   We are a development stage company and have always had losses from our operations. We have never generated revenues from product sales and we do not currently expect to generate revenues from product sales for at least the next eighteen months, and probably longer. There can be no guarantee that we will ever generate revenues or operating profits, or that if we do generate revenues or operating profits, that we will be able to continue to do so.

   As of September 30, 1999, we have incurred total net losses since inception of approximately $45 million. To date, we have dedicated most of our financial resources to the research and development of our product candidates, preclinical compounds, and other technologies (which we collectively refer to in this prospectus as our "technologies"), general and administrative expenses and costs related to obtaining and protecting patents. We expect to incur significant operating losses for at least the next eighteen months, and probably longer, and to generate little if any revenue from product sales during that time, primarily due to the continued expenditures necessary to support progress of our research and development programs, including preclinical studies and clinical trials, and costs associated with making and selling our products.

   Our ability to generate revenue and operating income in the future will depend on many factors including:

  . Successfully completing the research and development of our technologies;

  . Protecting our patent and other intellectual rights, as well as the ability of our licensors and collaborators to protect their patent and other intellectual rights;

  . The time, cost, and effort required to obtain regulatory approvals;

  . Establishing collaborative arrangements for manufacturing, sales and marketing capabilities for any of our products;

  . Competing technologies and market developments; and

  . Manufacturing costs and the market acceptance of our products at prices sufficient to generate adequate profits.

   If we require additional funding in the future but are unable to secure such funding on acceptable terms, we may need to significantly reduce or even cease one or more of our research or development programs, or we may be required to obtain funds through arrangements with others that may require us to surrender rights to some or all of our technologies.

   We spend a significant amount for research and development, including preclinical studies and clinical trials of our technologies. We expect that our current cash, cash equivalents and investment balances will be sufficient to fund our capital requirements through at least the next eighteen months. Thereafter, we may need to raise substantial additional capital if we are unable to generate sufficient revenue from product sales or through collaborative arrangements with third parties. To date, we have always experienced negative cash flows from operations and have funded our operations primarily from equity financings. If adequate funds are not readily available, we may need to significantly reduce or even cease one or more of our research or development programs. Alternatively, to secure such funds, we may be required to enter financing arrangements with others that may require us to surrender rights to some or all of our technologies. If the results of our current or future clinical trials are not favorable, it may negatively affect our ability to raise additional funds. If we are successful in obtaining additional equity financing, the terms of such financing will have the effect of diluting the holdings and the rights of our common stockholders.

   Our capital requirements will depend on many factors, including:

  . The progress of our research and development activities and our clinical trials, and the degree to which we encounter the problems, delays, and other complications frequently experienced by development stage biotechnology companies.

  . Our ability to meet the terms of any current collaborative research, manufacturing, marketing or other agreements, and to successfully negotiate economically feasible and meet the terms of future agreements.

  . The cost and timing of, and success in, obtaining FDA and other regulatory approvals of our products;

  . The cost of protecting our patent claims and other intellectual property rights; and

  . Changes in economic, regulatory or competitive conditions of the pharmaceutical and biotechnology industry.

   Estimates about how much funding will be required are based on a number of assumptions, all of which are subject to change based on the results and progress of our research and development activities.

If we are unable to secure adequate patent protection for our technologies, then we may not be able to compete effectively as a biotechnology company.

   At the present time, we do not have patent protection for all uses of our technologies. There is significant competition in the Company's primary scientific areas of research and development including arthritis, cancer, and autoimmune diseases and allergies. Such competitors will seek patent protection for their technologies and such patent applications or rights might conflict with or infringe upon the patent protection coverage that we are seeking for our technologies. If we do not obtain patent protection for our technologies, our ability to compete and business prospects may be significantly and negatively affected. Further, even if patents can be obtained, there can be no guarantee that these patents will provide us with any competitive advantage.

   Our patent strategy is to pursue patent protection, in the U.S. and in most developed countries, for our technologies. Our goal is to obtain broad patent protection for our technologies and their related medical indications. The patent application and issuance process generally takes several years and is usually very expensive without any guarantee that a patent will be issued. In many cases, our know-how and technology may not be patentable. Risks associated with protecting our patent and proprietary rights include the following:

  . Our ability to protect our technologies could be delayed or negatively affected if the United States Patent and Trademark Office (the "USPTO") requires clinical evidence that our technologies work.

  . Our competitors may develop similar technologies or products, or duplicate any technology developed by us.

  . If patents are issued to us, our competitors may develop products which are similar to ours but which do not infringe on our patents or products, or a third party may successfully challenge one or more of our patents.

  . Our patents may infringe on the patents or rights of other parties which may decide not to grant a license to us. We may have to change our products or processes, pay licensing fees or stop certain activities because of the patent rights of third parties which could cause additional unexpected costs and delays.

  . Patent law in the fields of healthcare and biotechnology is still evolving. Future changes in patent laws might conflict with our existing or future patent rights, or the rights of others.

  . We also rely on trade secrets and proprietary know-how. We seek to protect this information primarily through confidentiality agreements with our collaborators, employees and consultants, but there can be no guarantee that these agreements will not be breached or that we will have adequate remedies for such breach.

  . If consultants, scientific advisors, or other third parties apply technological information which they have developed separate from us to our technologies, there may be disputes as to the ownership of such information which may not be resolved in our favor.

   If we are unable to maintain our key working relationships with Harvard University and its affiliates, we may not be successful since substantially all of our current technologies were licensed from, and most of our research and development activities were performed by, Harvard University and its affiliates.

   Most biotechnology and pharmaceutical companies have established internal research and development programs, including their own facilities and employees which are under their direct control. By contrast, we have always outsourced all of our research and development, preclinical and clinical activities. Specifically, we have been heavily dependent on one such relationship because substantially all of our technologies were licensed from, and most of our research and development activities were performed by, Harvard University and its affiliates. Now that most of our early-stage research at Harvard has yielded an identified product in each area of research, we have begun and expect to continue to conduct much of our later stage development work and all of our formal preclinical and clinical programs outside of Harvard. Nevertheless, the originating scientists still play important advisory roles.

   Universities and other not-for-profit research institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed. Currently, an important aspect of future new product identification and early development is likely to depend upon:

  . Our ability to obtain and maintain licenses for new technologies from Harvard and its affiliates; and

  . Harvard and its affiliates continuing to perform early-stage research and development work under sponsored research agreements with us.

   There can be no guarantee that we will be able to obtain new technologies from Harvard and its affiliates or that we can continue to meet our obligations under existing arrangements.

   If we are unable to retain our key personnel and/or recruit additional key personnel in the future, then we any not be able to operate effectively.

   Our success depends significantly upon our ability to attract and retain highly qualified scientific and management personnel who are able to formulate, implement and maintain the operations of a biotechnology company such as ours. As an example, Marc E. Lanser, our Chief Scientific Officer, was formerly on the staff of, and maintains close affiliations with Harvard Medical School and its affiliates. Substantially all of our technologies were licensed from Harvard. Our past ability to secure these licenses and to enter into sponsored research and development agreements with Harvard was enhanced by Dr. Lanser's affiliations and familiarity with the Harvard Medical School and its affiliates.

   We currently outsource all our research and development, preclinical and clinical activities. If we decide to undertake internally the research and development of any of our technologies, we may need to hire additional key management and scientific personnel to assist the limited number of employees that we currently employ. There is significant competition for such personnel from other companies, research and academic institutions, government entities and other organizations. If we fail to attract such personnel, it could have a significant negative effect on our ability to develop our technologies. There can be no guarantee that we will be successful in hiring or retaining the personnel that may be required for such activities in the future.

   If we are unable to establish, maintain and rely on new collaborative relationships, then we may not be able to sucessfully develop and commercialize our technologies.

   To date, our operations have primarily focused on the pre-clinical development of most of our technologies, as well as the completion of clinical trials for two of our technologies. During the next eighteen months, we currently expect that the continued development of our technologies will result in the initiation of additional clinical trials, and if regulatory approval is obtained, the market introductions of the two technologies for which clinical trials are currently in process or have been completed. We expect that these developments will require us to establish, maintain and rely on new collaborative relationships in order to successfully develop and commercialize our technologies. There is no certainty that:

  . We will be able to enter into such collaborations on economically feasible and otherwise acceptable terms and conditions.

  . That such collaborations will not require us to undertake substantial additional obligations or may require us to devote additional resources beyond those we have identified at present.

  . That any of our collaborators will not breach or terminate their agreement with us or otherwise fail to conduct their activities on time, thereby delaying the development or commercialization of the technology for which the parties are collaborating.

  . The parties will not dispute the ownership rights to any, technologies developed under such collaborations.


   If we are not able to establish or maintain the necessary collaborative arrangements, we will need more money to research and develop technologies on our own and we may encounter delays in introducing our products.

   If the current environment of rapid technological change requires significantly greater financial, technical and marketing resources to successfully develop and market products, then some of our competitors may have an advantage in developing and marketing products.

   The biotechnology and pharmaceutical industries are highly competitive and are dominated by larger, more experienced and better capitalized companies. Such greater experience and financial strength may enable them to bring their products to market sooner than us, thereby gaining the competitive advantage of being the first to market. Research on the causes of, and possible treatments for diseases for which we are trying to develop products, including rheumatoid arthritis, cancer, Parkinson's Disease, central nervous system disorders and autoimmunediseases, are developing rapidly, and there is a potential for extensive technological innovation in relatively short periods of time. There can be no assurance that we will be able to keep pace with any new technological developments. Factors affecting our ability to successfully manage the technological changes occurring in the biotechnology industry as well as our ability to successfully compete include:

  . Many of our potential competitors have significantly greater experience than we do in completing preclinical and clinical testing of new pharmaceutical products and obtaining Food and Drug Administration ("FDA") and other regulatory approvals of products.

  . We compete with a number of pharmaceutical and biotechnology companies which have financial, technical and marketing resources significantly greater than ours;

  . Companies with established positions and prior experience in the pharmaceutical industry may be better able to develop and market products for the treatment of those diseases for which we are trying to develop products;

   If our technologies are unable to successfully complete, or are adversely affected by, the extensive regulatory process, then we may not be able to market our products and technologies.

   Our technologies must undergo a rigorous regulatory approval process, which includes extensive preclinical and clinical testing, to demonstrate safety and efficiency before any resulting product can be marketed. To date, neither the FDA nor any of its international equivalents has approved any of our technologies for marketing. In the biotechnology industry, it is generally accepted that less than 10 percent of the technologies for which preclinical efforts are initiated ultimately result in an approved product. The clinical trial and regulatory approval process can require many years and substantial cost, and there can be no guarantee that our efforts will result in an approved product.

   Our activities are regulated by a number of government authorities in the United States and other countries, including the FDA pursuant to the Federal Food, Drug and Cosmetic Act. The FDA regulates pharmaceutical products, including their manufacture and labeling. Data obtained from testing is subject to varying interpretations which can delay, limit or prevent FDA approval. Risks associated with the regulatory approval process include:

  . Changes in existing regulatory requirements could prevent or affect the timing of our ability to achieve regulatory compliance. Federal and state laws, regulations and policies may be changed with possible retroactive effect, and how these rules actually operate can depend heavily on administrative policies and interpretations over which we have no control or inadequate experience to assess their full impact upon our business.

  . Obtaining FDA clearances is time-consuming and expensive, and there is no guarantee that such clearances will be granted or that the FDA review process will not involve delays that significantly and negatively affect our products. We may encounter similar delays in foreign countries.

  . Regulatory clearances may have significant limitations on the uses for which any approved products may be marketed.

  . Any marketed product and its manufacturer are subject to periodic review and any discovery of previously unrecognized problems with a product or manufacturer could result in suspension or limitation of approvals.

 If any of our products are approved and enter the market, they may not be accepted by physicians and patients if adequate insurance coverage and reimbursement levels aren't available for them.

   Substantially all biotechnology products are distributed to patients by physicians and hospitals, and in most cases, such patients rely on insurance coverage and reimbursement to pay for some or all of the cost of the product. In recent years, the continuing efforts of government and third party payers to contain or reduce health care costs have limited, and in certain cases prevented, physicians and patients from receiving insurance coverage and reimbursement for medical products, especially newer technologies. Our ability to generate adequate revenues and operating profits could be adversely affected if such limitations or restrictions are placed on the sale of our products. Specific risks associated with medical insurance coverage and reimbursement include:

  . Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payers are increasingly challenging the prices charged for medical products and services.

  . There can be no guarantee that adequate insurance coverage will be available to allow us to charge prices for products which are adequate for us to realize an appropriate return on our cost for developing these technologies. If adequate coverage and reimbursement are not provided for use of our products, the market acceptance of these products will be negatively affected.

  . Health maintenance organizations and other managed care companies may seek to negotiate substantial volume discounts for the sale of our products to their members thereby reducing our profit margins.

   In recent years, bills proposing comprehensive health care reform have been introduced in Congress that would potentially limit pharmaceutical prices and establish mandatory or voluntary refunds. There can be no guarantee that such proposals will not negatively affect us. It is uncertain if any legislative proposals will be adopted and how federal, state or private payers for health care goods and services will respond to any health care reforms.

 We have no manufacturing facilities or marketing experience and expect to be dependent upon third parties to manufacture and market approved products.

   We currently have no manufacturing facilities for either clinical trial or commercial quantities of any of our technologies and currently have no plans to obtain them. To date, we have obtained the limited amount of quantities required for preclinical and clinical trials from contract manufacturing companies. We intend to continue using contract manufacturing arrangements with experienced firms for the supply of material for both clinical trials and any eventual commercial sale.

   We will depend upon third parties to produce and deliver products in accordance with all FDA and other governmental regulations. There can be no guarantee that such parties will consistently perform their obligations in a timely fashion and in accordance with the applicable regulations. There can be no guarantee that we will be able to contract with manufacturers who can fulfill our requirements for quality, quantity and timeliness, or that we would be able to find substitute manufacturers, if necessary. The failure by any third party to perform their obligations may delay clinical trials, the commercialization of products, and the ability to supply product for sale.

   We do not have any experience in marketing pharmaceutical products. In order to earn a profit on any future product, we will be required to either enter into arrangements with third parties with respect to marketing the products or internally develop such marketing capability. There can be no assurance that we will be able to enter into marketing agreements with others on acceptable terms, or that we can successfully develop such capability on our own.

 We have options, warrants, preferred stock and convertible debentures outstanding which, when exercised, may cause dilution to our stockholders.

     As of September 30, 1999, we had granted stock options and warrants to purchase approximately 6.5 million shares of our common stock at exercise prices ranging from $0.63-$15.00 per share, including the Class A and Class B warrants issued to selling stockholders. Many of these previously granted options and warrants were issued at exercise prices below the current market price of the common stock. In addition, as of September 30, 1999, we had outstanding $8,000,000 of convertible debentures convertible into 1,523,809 shares of our common stock at a conversion price of $5.25. Also as of September 30, 1999, we had 5,233 and 197,621 shares of Series A and Series C Convertible preferred stock outstanding, respectively, which are currently convertible into 91,775 and 988,105 shares of common stock, respectively. The exercise price of our Class
A and Class B warrants and the conversion price of our convertible debentures issued to the selling stockholders contain provisions that will decrease the exercise price and conversion price of these instruments if we issue stock at a price below the conversion price of the convertible debentures or exercise price of the Class A and Class B warrants, with some limited exceptions. In addition, there would be a reduction of the conversion price of the convertible debentures and the exercise price of the Class A and Class B warrants, subject to certain floors and other limitations, on each of the first and second anniversaries of the transaction if the market price of our common stock were to be less than the conversion or exercise price on such dates. These adjustments to the exercise price of the Class A and Class B warrants and the conversion price of the convertible debentures could require us to issue more shares of common stock on exercise or conversion than we currently anticipate. The exercise of our stock options and warrants and the conversion of our convertible debentures and preferred stock will dilute the percentage ownership interest of our current stockholders. In addition, the terms upon which we would be able to obtain additional money through the sale of our stock may be negatively affected by the existence of these warrants, options, convertible debentures and preferred stock because new investors may be concerned about the impact upon the future market price of the stock if these warrants, options, debentures and preferred stock were consistently exercised or converted and the underlying stock sold.




 The floating conversion and exercise prices of our convertible debentures and Class A and Class B warrants could motivate the holders of these instruments to sell our common stock short in the public market, which could negatively effect our stock price

   Our convertible debentures and Class A and Class B warrants contain provisions that could decrease the conversion price and exercise price of these instruments if our common stock price is less than the conversion price of the debentures and exercise prices of the warrants on the first and second anniversary of the issuance of these instruments, or if we issue stock at a price below the conversion or exercise price of the debentures or warrants. These provisions could motivate the holders of these instruments, the selling stockholders, to sell our common stock short in the public market, which could negatively effect our stock price. Although the securities purchase agreement between us and the selling stockholders prohibits the selling stockholders from selling our common stock short unless they convert the debentures into common stock within seven days of initiating such short sale, we cannot be certain that the selling stockholders will honor this contractual obligation, or that we will have an adequate remedy if they breach this obligation.

 The price changes and volatility of our stock is often unrelated to our operating performance or business developments.

   Historically, the trading volume of our common stock has fluctuated significantly. At times our trading volume has been significant while at other times our trading volume has been relatively low. The price changes and volatility of our stock often appears to be unrelated to our operating performance or business developments. Factors which may have a significant effect on the market price of our common stock include:

  .the discovery of new technologies by competitors in fields in which we are developing products;

  .the results of clinical trials, whether our own or those of competitors;

  .FDA approval of new products;

  .Proposed government regulations and

  .Issues relating to patents or proprietary rights.

 Year 2000 compliance may adversely impact our financial and management resources.

   We have initiated planning for issues related to the upcoming new millennium. These issues derive from the use of software and hardware with embedded chips or processors that use two digits to refer to a year and do not properly recognize a year that begins with "20" instead of the familiar "19. "

   We primarily operate our business applications software using the Microsoft Office suite of products. As a result, we will primarily rely on the software developer's representations regarding Year 2000 compliance of their software.

   We intend to assess the possible effects on our operations of the Year 2000 compliance of certain relevant third parties, primarily our service providers, by requesting confirmation from the parties regarding their Year 2000 readiness.

   We do not expect to incur costs in our Year 2000 program that will be material to our business, financial condition or results of operations. Although we intend to complete all phases of our Year 2000 program by December 31, 1999, there can be no assurance we will complete our program by then, and even if this program is successfully completed on schedule, that disruptions in our business will be avoided.

   Possible consequences of Year 2000 issues that we are unable to adequately identify, assess or fix include but are not limited to:

  .Delays in supplies from vendors,

  .Errors in processing transactions,

  .Diversion of management time and effort to addressing difficulties that emerge, and

  .Loss of clinical and research data

   The goal of our Year 2000 program is to plan for and reduce the risk of such difficulties. There can be no assurance that our Year 2000 program will be completed in a timely manner or will be successful.

                                USE OF PROCEEDS

   The net proceeds from the sale of the securities will be received by the selling stockholders. We will not receive any proceeds from the sale of the securities by the selling stockholders.

                ISSUANCE OF CONVERTIBLE DEBENTURES AND WARRANTS
                            TO SELLING SHAREHOLDERS

  The following is a summary description of our issuance of the convertible debentures and warrants which are convertible or exercisable by the selling stockholders for common stock being offered pursuant to this prospectus.

     On September 22, 1999 we issued an aggregate of $8,000,000 in 8% convertible debentures due September 2003 and warrants to purchase a total of 1,690,000 shares of our common stock to the selling stockholders. The debentures accrue interest at 8% per annum, payable semi-annually, and are convertible by the holders into common stock at a conversion price of $5.25 per share, subject to certain adjustments described below. Unless we elect otherwise, the interest accrued on the convertible debentures will be paid in shares of our common stock, subject to certain limitations. The warrants were issued in two classes, the first, or "Class A" warrants, are exercisable to purchase 970,000 shares of common stock at an exercise price of $5.75 per share. The second, or "Class B" warrants, are exercisable to purchase 720,000 shares of common stock at an exercise price of $8.25 per share. The exercise price of both sets of warrants are also subject to adjustments described below.


     The debentures and Class A and Class B warrants contain adjustments that will decrease the conversion price of the debentures and the exercise price of the warrants if any of the following happens, each of which is known as a reset event:

     . The market price of our common stock is less than the conversion price of the convertible debentures or the exercise price of the warrants on the first or second anniversary of the issuance of the debentures and the warrants; or

     . We issue common stock or convertible securities for consideration per share that is less than the conversion price of the debenture or exercise price of warrants at a time when the market price of our common stock is less than such conversion price or exercise price.

     If there is such a reset event, the conversion price of the debentures will be reset to the market price of our common stock immediately after such event; the exercise price of the Class A warrants will be reset to the market price of our common stock immediately after such event plus 4.5%; and the exercise price of the Class B warrants will be reset to the market price of our common stock immediately after such event plus 50%. In addition, the Class A warrants' exercise price cannot be reset lower than $3.14 after the first anniversary or $1.57 after the second anniversary, and the Class B warrants' exercise price cannot be reset lower than $4.57 after the first anniversary or $2.28 after the second anniversary. There is no floor for resets resulting from the issuance of securities.

     In addition to this reset, the conversion price of the convertible debentures and the exercise price of the Class A and Class B warrants will also be reduced if we issue securities at a price per share below both the market price of the common stock and the conversion price of the debentures or exercise price of the warrants. If this occurs, the conversion price of the debentures and the exercise price of the Class A and Class B warrants will be reduced to the price per share at which the new securities were sold. There are exceptions to these provisions, including an exception for stock options issued pursuant to our stock option plans.


     We also have the right to require the holders of the convertible debentures to mandatorily convert some or all of the outstanding amount of the debentures into common stock if the market price of the common stock reaches certain price thresholds, ranging from $6.00 to $9.25, for a specified number of trading days.


                           SELLING STOCKHOLDERS

     The number of shares registered in the registration statement of which this prospectus is a part and the number of shares offered in this prospectus represents our bona fide estimate of the number of shares issuable upon conversion of the convertible debentures, exercise of the warrants and the payment of interest on the debentures in shares of common stock. The number of shares that will ultimately be issued to the selling stockholders cannot be determined at this time because it depends on (1) whether the holders of the convertible debentures elect to convert the convertible debentures into shares of common stock, (2) whether we elect to require the conversion of the convertible debentures upon the market price of the common stock meeting various price thresholds, (3) whether the holders of the warrants exercise their warrants, (4) the conversion price of the convertible debentures and the exercise price of the warrants at the time of conversion of the convertible debentures and exercise of the warrants, (5) the period for which the convertible debentures remain outstanding, and (6) the market price of our common stock at the time we make any interest payments on the convertible debentures.

     The table below sets forth information regarding ownership of our common stock by the selling stockholders and the number of shares that may be sold by them under this prospectus. The number of shares set forth in the table as being held by the selling stockholders includes the number of shares of common stock that are issuable upon conversion of the convertible debentures and the exercise of the Class A and Class B warrants as of November 22, 1999. The number of shares set forth on the table as being offered hereby represents the total number of shares we have registered for resale by the selling stockholders based on our bona fide estimate of the number of shares of common stock that we will need to issue to the selling stockholders on conversion of the debentures, exercise of the Class A and Class B warrants and payment of all interest on the debentures. This amount equals 120% of the number of shares of common stock issuable as of November 22, 1999 upon conversion of the convertible debentures and exercise of the Class A and Class B warrants and 100% of the number of shares we believe will need to be issued as interest payments over the term of the debentures. However, the actual number of shares of common stock issuable upon conversion of the convertible debentures, exercise of the warrants and payment of interest is indeterminable, and could be materially more or less than the amounts listed on the table due to possible conversion and exercise price adjustments, and, in the case of interest payments, changes to the market price of our common stock. Because the selling stockholders may offer all or some portion of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling stockholders upon termination of the offering. The selling stockholders may sell all, part, or none of the shares listed. The percentage of ownership shown in the table is based on 15,327,950 shares of common stock issued and outstanding on November 22, 1999. The number of shares owned by the selling stockholders is determined by rules promulgated by the SEC and is not necessarily indicative of ownership for any other purpose. None of the selling stockholders has had any position, office or other material relationship with BLSI, other than as a security holder, during the past three years.

                                Securities Owned Prior                                            Securities Owned
                                      to Offering                                                  After Offering
-------------------------------------------------------------------------------------------------------------------------
                                        Shares of              Shares of       Percent of    Number of
          Name of Selling                 Common             Common Stock       Common       Shares of       Percent of
            Shareholder                   Stock             Offered Hereby       Stock      Common Stock    Common Stock
-----------------------------------    -------------      ------------------  -----------  --------------  --------------

Brown Simpson Strategic Growth         2,571,048 (1)       3,565,258           14.4               0              *
 Fund, LLP.
Brown Simpson Strategic Growth           642,762 (2)         891,314            4.0               0              *
 Fund, L.P.

*  Less than one percent.

(1) Includes 1,219,048 shares issuable upon conversion of $6,400,000 of convertible debentures, plus 776,000 shares issuable upon the exercise of Class A warrants, and 576,000 shares issuable upon the exercise of Class B warrants. This entity is an investment fund managed by Brown Simpson
     Asset Management, LLC. Does not include shares issuable to Brown Simpson Strategic Growth Fund, L.P. discussed in note (2) below.

(2) Includes 304,762 shares issuable upon conversion of $1,600,000 of conversion debentures, plus 194,000 shares issuable upon the exercise of Class A warrants, and 144,000 shares issuable upon the exercise of Class B warrants. This entity is an investment fund managed by Brown Simpson Asset Management, LLC. Does not include shares issuable to Brown
     Simpson Strategic Growth Fund, Ltd. discussed in Note (1) above.

                              PLAN OF DISTRIBUTION

     BLSI is registering the shares of common stock on behalf of the selling stockholders. The selling stockholders will act independently of BLSI in making decisions with respect to the timing, manner and size of each sale. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by BLSI, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares which will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. However, the selling stockholders have agreed with BLSI not to, directly or indirectly through one or more intermediaries, engage in any short sales of common stock unless they convert the convertible debentures into common stock within seven trading days of such short sale in an amount that is sufficient to cover the short sale. The selling stockholders have advised BLSI that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling stockholders.

     Subject to the restrictions noted above, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions and subject to the restrictions noted above, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

     The selling stockholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of shares are "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders are "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon BLSI being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         . the name of each such selling stockholder and of the participating broker-dealer(s);

         .  the number of shares involved;

         .  the initial price at which such shares were sold;

         . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         .  other facts material to the transactions.

          We have agreed to indemnify the selling stockholders in certain circumstances against some liabilities, including liabilities that could arise
under the Securities Act.   The selling stockholders have agreed to indemnify
us, our directors and our officers who sign the registration statement against some liabilities, including liabilities that could arise under the Securities Act.

          We have agreed to maintain the effectiveness of this registration statement until the earlier of the sale of all the shares offered by this prospectus or the date that each holder of such shares can sell all of the shares it holds in any three-month period in compliance with Rule 144 promulgated under the Securities Act, but in no event for more than five years following the effectiveness of the registration statement of which this prospectus is a part. No sales may be made pursuant to this prospectus after the expiration date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. The selling stockholders may sell all, some or none of the shares offered by this prospectus.

   We have agreed to indemnify the selling stockholders in certain circumstances against some liabilities, including liabilities that could arise under the Securities Act. Each selling stockholder has agreed to indemnify us, our directors and our officers who sign the registration statement against some liabilities, including liabilities that could arise under the Securities Act.

                                  THE COMPANY

   Boston Life Sciences, Inc. was incorporated in Delaware in 1972 under the name Greenwich Pharmaceuticals Incorporated ("Greenwich"). Effective June 15, 1995, Greenwich merged with a privately-held company named Boston Life Sciences, Inc. (the "merger"). Greenwich survived the merger and changed its name to Boston Life Sciences, Inc. On June 6, 1997, our stockholders approved a one-for-ten reverse split of the common stock effective as of June 9, 1997. Our principal executive offices are located at 137 Newbury Street, 8th Floor, Boston, Massachusetts, and the telephone number is (617) 425-0200.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

General

   BLSI is authorized to issue 30,000,000 shares of common stock and 1,000,000 shares of preferred stock, each with a par value $.0l per share. As of November 22, 1999, the Company has 15,327,950 shares of common stock and 196,121 shares of Series C and 4,983 shares of Series A preferred stock issued and outstanding. Under its certificate of incorporation, its Board of Directors is authorized, without stockholder approval, to issue such preferred stock into series with such voting rights, designations, preferences, limitations and special rights as may be designated by the Board of Directors from time to time.

   Shares of the our common stock are being registered under this registration statement. The following is a summary description of our outstanding common stock and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are exhibits to or incorporated by reference in the registration statement of which this prospectus is a part.

Common Stock

   Subject to the rights and preferences of our preferred stock, holders of shares of the common stock are entitled to receive dividends, as and to the extent dividends may be declared by our Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of BLSI, holders of shares of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and preferences to holders of preferred stock. Holders of shares of common stock are entitled to one vote per share on all matters on which stockholders are entitled to vote. The holders of a majority of the outstanding shares of common stock entitled to vote constitutes a quorum for taking action by the stockholders. Except for matters where a higher vote is required by law, the affirmative vote of the holders of shares of common stock present or represented and entitled to vote is required to take any such action. Holders of shares of the common stock have no preemptive, conversion or other subscription rights. There are no redemption, sinking fund or call provisions applicable to the common stock.

   The holders of the common stock have rights under a stockholder rights plan which has been adopted by the Board of Directors. Under the rights plan, the holders of common stock received one right (the "right") to purchase a fractional share of a new class of preferred stock for each share of common stock owned by such holder. If a person or a group acquires fifteen percent or more of the outstanding shares of the common stock, the rights may separate from the shares of common stock and become exercisable. Once the rights are exercised, the rights plan may allow holders of the rights (other than the person or group acquiring fifteen percent of the common stock) at a substantial discount. The rights will expire in September 2001 unless exercised by the holders or redeemed or exchanged by us. The rights plan could make it more difficult, and therefore discourage attempts, to acquire control of BLSI. This description of the rights plan is qualified by reference to the registration statement on Form 8-A relating to the rights plan, which is incorporated herein by reference and made a part hereof.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for BLSI by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

   Our consolidated financial statements as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus from our Annual Report on Form 10-K as amended by the Form 10-K/A have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

   This prospectus, which constitutes a part of a registration statement on Form S-3 (the "registration statement") filed by us with the Securities and Exchange Commission (the "Commission") under the Securities Act, omits certain of the information set forth in the registration statement. Reference is hereby made to the registration statement and to the exhibits thereto for further information with respect to BLSI and the securities offered hereby. Copies of the registration statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below or via the Commission's web site described below.

   Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

   We are subject to the informational requirements of the Exchange Act, and, accordingly, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. Information regarding the operation the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains material regarding issuers that file electronically with the Commission. In addition, our common stock is traded on the Nasdaq Smallcap Market and reports and proxy statements concerning us can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents or portions of documents filed by us (File No. 0-
6533) with the Commission are incorporated herein by reference:

     (a) Annual Report on Form 10-K, as amended by the Form 10-K/A for the fiscal year ended December 31, 1998.

     (b) Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999.

     (c) Our Definitive Proxy Statement dated May 15, 1999 for the Company's 1999 Annual Meeting of Stockholders.

    (d) Current Reports on Form 8-K filed January 26, 1999, February 5, 1999, February 16, 1999, March 15, 1999, July 7, 1999, August 6, 1999, August 20
  1999, September 23, 1999, September 27, 1999 and November 19, 1999.

     (e) The description of our common stock contained in our registration statements on Form 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such descriptions.

   All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such reports or documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained or incorporated by herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy, of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Joseph P. Hernon, Executive Vice President and Chief Financial Officer, 137 Newbury Street, 8th Floor, Boston, Massachusetts 02116, telephone number (617) 425-0200.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date shown on the cover page.

                           Boston Life Sciences, Inc.

                              4,456,572 Shares of
                                 Common Stock

                               ----------------

                                  PROSPECTUS

                               ----------------

                               November 24, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

     Securities and Exchange Commission filing fee..................... $ 5,000
     Printing expenses.................................................   2,000
     Legal, accounting and other professional services.................  25,000
     Miscellaneous.....................................................   3,000
                                                                        -------
       Total........................................................... $35,000
                                                                        =======

   All of the amounts shown are estimates except for the fee payable to the Securities and Exchange Commission.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The Delaware General Corporation Law authorizes us to grant indemnities to directors and officers in terms sufficiently broad to permit indemnification of such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. In addition, we have obtained Directors' and Officers' Liability Insurance, which insures its officers and directors against certain liabilities such persons may incur in their capacities as our officers or directors.

   Article 6 of the our certificate of incorporation provides as follows:

     SIXTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of Corporation existing at the time of such repeal or modification.


   Article VI of the our by-laws provides in relevant part as follows:

     Section 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalents, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

ITEM 16. EXHIBITS

   The following is a list of exhibits filed as part of this registration statement.

     EXHIBIT
     NUMBER                                    DESCRIPTION AND METHOD OF FILING
     ------                                    --------------------------------
     4.1  Specimen Common Stock Certificate.  (1)

     4.2 Form of Debenture Agreement dated September 22, 1999 between the Brown Simpson Strategic Growth Fund, Ltd. and the Brown Simpson Strategic Growth Fund, L.P. and the Company. (2)

     4.3 Form of Class A Common Stock Purchase Warrant received by the Brown Simpson Strategic Growth Fund, Ltd. and the Brown Simpson Strategic Growth Fund, L.P. (2)
     4.4 Form of Class B Common Stock Purchase Warrant received by the Brown Simpson Strategic Growth Fund, Ltd. and the Brown Simpson Strategic Growth Fund, L.P. (2)
     5    Opinion of Ropes & Gray  (3)
     10.1 Securities Purchase Agreement dated September 22, 1999 between the Brown Simpson Strategic Growth Fund, Ltd. and the Brown Simpson Strategic Growth Fund, L.P. and the Company. (2)
     10.2 Registration Rights Agreement dated September 22, 1999 between the Brown Simpson Strategic Growth Fund, Ltd. and the Brown Simpson Strategic Growth Fund, L.P. and the Company (2)
     23.1 Consent of Ropes & Gray (3)
     23.2 Consent of PricewaterhouseCoopers LLP (4)
     24   Power of Attorney (3)
______________
(1) Incorporated by reference to Boston Life Sciences, Inc.'s Registration Statement on Form S-3 filed with the Securities and Exchange Commission, Registration No. 33-25955.
(2) Incorporated by reference to Boston Life Sciences, Inc.'s Report on Form 8-K filed September 27, 1999.

(3)  Previously filed.
(4)  Filed herewith.

ITEM 17. UNDERTAKINGS

A. Rule 415 Offering

   The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sale; are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be, included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
  Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Filings Incorporating Subsequent Exchange Act Documents by Reference

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Request for Acceleration of Effective Date

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement (File No. 333-89159) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on November 24, 1999.

                                         Boston Life Sciences, Inc.

                                                  /s/ S. David Hillson
                                          By: _________________________________
                                                      S. David Hillson
                                               President and Chief Executive
                                                          Officer


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-89159) has been signed by the following persons in the capacities and on the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----
       /s/ S. David Hillson             President, Chairman and Chief  November 24, 1999
______________________________________  Executive Officer and
           S. David Hillson             Director (Principal
                                        Executive Officer)

                   *                    Director, Executive Vice       November 24, 1999
______________________________________  President and Chief
         Marc E. Lanser, M.D.           Scientific Officer

       /s/ Joseph P. Hernon             Vice President and Chief       November 24, 1999
______________________________________  Financial Officer
           Joseph P. Hernon             (Principal Financial and
                                        Accounting Officer)

                   *                    Director                       November 24, 1999
______________________________________
         Colin B. Bier, Ph.D.

                   *                    Director                       November 24, 1999
______________________________________
          Edson D. de Castro

                   *                    Director                       November 24, 1999
______________________________________
           Adrian M. Gerber

                   *                    Director                       November 24, 1999
______________________________________
        Ira W. Lieberman Ph.D.
                   *                    Director                       November 24, 1999
______________________________________
      E. Christopher Palmer, CPA


* By: /s/ Joseph P. Hernon                                             November 24, 1999
     ----------------------------------
          Joseph P. Hernon

Attorney-in-fact

                                 EXHIBIT INDEX

     EXHIBIT
     NUMBER                                    DESCRIPTION AND METHOD OF FILING
     ------                                    --------------------------------
     4.1  Specimen Common Stock Certificate.  (1)

     4.2 Form of Debenture Agreement dated September 22, 1999 between the Brown Simpson Strategic Growth Fund, Ltd. and the Brown Simpson Strategic Growth Fund, L.P. and the Company. (2)

     4.3 Form of Class A Common Stock Purchase Warrant received by the Brown Simpson Strategic Growth Fund, Ltd. and the Brown Simpson Strategic Growth Fund, L.P. (2)
     4.4 Form of Class B Common Stock Purchase Warrant received by the Brown Simpson Strategic Growth Fund, Ltd. and the Brown Simpson Strategic Growth Fund, L.P. (2)
     5    Opinion of Ropes & Gray  (3)
     10.1 Securities Purchase Agreement dated September 22, 1999 between the Brown Simpson Strategic Growth Fund, Ltd. and the Brown Simpson Strategic Growth Fund, L.P. and the Company. (2)
     10.2 Registration Rights Agreement dated September 22, 1999 between the Brown Simpson Strategic Growth Fund, Ltd. and the Brown Simpson Strategic Growth Fund, L.P. and the Company (2)
     23.1 Consent of Ropes & Gray  (3)
     23.2 Consent of PricewaterhouseCoopers LLP (4)
     24   Power of Attorney (3)
______________
(1) Incorporated by reference to Boston Life Sciences, Inc.'s Registration Statement on Form S-3 filed with the Securities and Exchange Commission, Registration No. 33-25955.
(2) Incorporated by reference to Boston Life Sciences, Inc.'s Report on Form 8-K filed September 27, 1999.

(3)  Previously filed.
(4)  Filed herewith.